Deloitte & Touche LLP Suite 820 901 East Byrd Street Richmond, VA 23219 USA Tel: +1 804 697 1500 www.deloitte.com
November 3, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Smithfield Foods, Inc. Form 8-K dated October 28, 2016, and we agree with the statements made therein.
Yours truly,

Member of
            Deloitte Touche Tohmatsu